Exhibit 99.1

Reed’s, Inc. Announces Third Quarter 2020 Financial Results

Net sales increased 21%

Gross Margin increased 350 basis points

Increases fiscal 2020 net sales guidance

NORWALK, CT, November 9, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal third quarter ended September 30, 2020.

Highlights for the Third Quarter of 2020

●	Net sales increased 21% to $10.6 million in the third quarter compared to $8.7 million in the prior year. The increase compared to the prior year reflects strong volume growth of the Reed’s® brands, including impact from recent launches of new product innovation.
●	Core brand gross sales increased 18% versus prior year period primarily driven by strong 32% volume growth of the Reed’s® brand;
●	Gross profit increased 35% to $3.4 million compared to $2.5 million in the prior year period. Gross margin increased 350 basis points to 32%;
●	Operating loss narrowed to $2.3 million compared to $4.4 million in the third quarter of 2019;
●	Net loss improved to $2.6 million, or $0.04 per share, compared to $4.6 million, or $0.14 per share, in the prior year period; and
●	Non-GAAP Modified EBITDA loss improved to $2.0 million in the third quarter of 2020 compared to a Modified EBITDA loss of $3.3 million in the prior year.
●	Guidance for 2020 net sales was increased from 10% to 19%.

Management Commentary

“We generated accelerated net sales growth during the third quarter with strength across our entire portfolio of Reed’s branded products and continued strong growth of the Virgil’s brand. We believe our Reed’s innovations are resonating with consumers, including a strong response to our launch of Reed’s® Real Ginger Ale™. Net sales for the third quarter increased 21% and we continued to drive improved gross margin, which reached 32% in the quarter. Given the ongoing momentum, we are increasing our net sales guidance for 2020 and now anticipate approximately 19% growth for the full year. We are driving innovation, expanding distribution and have significantly enhanced our supply chain adding an additional co-packer during the third quarter. We believe we are well positioned to drive continued growth, and efficiently and effectively support growing demand,” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “Our enhanced supply chain and co-packer network is successfully allowing us to navigate the ongoing COVID-19 pandemic. While the pandemic continues to provide pressure on production, distribution, and packaging supply, we are generating margin enhancement through both our supply chain efforts and moderating costs. We are pleased with our improving cash flow profile and are on plan with liquidity requirements. We remain confident with our brands and growth opportunity, and are proud of the entire Reed’s team and our valued partners who are working diligently to make sure we can deliver on the significant opportunity ahead of us amidst the challenging time of COVID-19.”

Financial Overview for the Third Quarter of 2020 Compared to the Third Quarter of 2019

During the third quarter of 2020, net sales increased 21% to $10.6 million compared with $8.7 million in the prior year. Core brand gross sales increased 18% compared to the same period in 2019, driven by 32% volume growth of the Reed’s® brand with 6% volume growth of the Virgil’s brand. Growth was broad based across SKUs, with growth of all Reed’s products and nearly all of Virgil’s products. Recent Reed’s innovation was also a strong contributor to growth.

Gross profit during the third quarter of 2020 increased 35% to $3.4 million compared to the same period in 2019. The increase in gross profit reflects increased revenue during the quarter driven by strong volume growth of the Reed’s® brand as well as lower costs per case during the period. Gross margin increased 350 basis points to 32% from 29% in the prior year period.

Delivery and handling costs increased 16% to $2.2 million during the third quarter of 2020 compared to the same period in 2019. As a percentage of net sales, delivery and handling costs decreased 86 basis points compared to the prior year, reflecting increased volumes in the quarter, partially offset by higher transportation costs associated with COVID-19.

Selling and marketing costs decreased 25% to $1.9 million during the third quarter of 2020. As a percentage of net sales, selling and marketing costs decreased to 18% from 29% in the prior year period. The decrease was primarily a result of marketing programs executed in the third quarter of 2019 that were not implemented in the third quarter of 2020, decreased digital advertising, event sampling and agency fees, as well as lower personnel and travel related costs as a result of COVID-19.

General and administrative expenses (G&A) decreased 36% to $1.6 million during the third quarter of 2020 compared to $2.5 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was primarily related to a decrease in severance expense, lower stock option expense, and professional and consulting fees, partially offset by an increase in other general and administrative expenses.

Operating loss during the third quarter of 2020 narrowed to $2.3 million from $4.4 million in the prior year period.

Interest expense of $0.3 million during the third quarter of 2020 was consistent with the third quarter of 2019.

Net loss during the third quarter of 2020 was $2.6 million, or $0.04 per share, compared to $4.6 million, or $0.14 per share in the third quarter of 2019.

Modified EBITDA loss was $2.0 million in the third quarter of 2020 compared to a loss of $3.3 million in the third quarter of 2019.

Liquidity and Cash Flow

During the first nine months of 2020, the Company used $6.8 million of cash in operating activities compared to $14.6 million of cash used in operating activities in the prior year period. The decrease in cash used in operating activities during the first nine months of 2020 relates primarily to a lower net loss and reduced spending during the period. As of September 30, 2020, the Company had $0.9 million of cash and $3.0 million of available borrowing capacity on its revolving line of credit.

Full Year 2020 Guidance

The Company is increasing its fiscal 2020 net sales outlook. The Company now anticipates net sales growth of approximately 19%, up from 10% previously. Given the product mix and a delay in implementing all cost savings initiatives as a result of the COVID-19 pandemic, the Company now anticipates a fiscal 2020 gross margin of approximately 30% compared to 32% previously. Fiscal 2020 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2020 guidance.

Third Quarter 2020 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, November 9, 2020 to discuss its third quarter 2020 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=141857. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s™ is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The company uses this same handcrafted approach in its award-winning Virgil’s™ line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s, please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Sales	$10,562	$8,740	$30,938	$26,669
Cost of goods sold	7,176	6,238	21,694	19,390
Gross profit	3,386	2,502	9,244	7,279

Operating expenses:
Delivery and handling expense	2,207	1,902	4,950	4,369
Selling and marketing expense	1,872	2,508	5,382	7,718
General and administrative expense	1,583	2,470	4,872	6,557
Total operating expenses	5,662	6,880	15,204	18,644

Loss from operations	(2,276)	(4,378)	(5,960)	(11,365)

Interest expense	(322)	(318)	(961)	(947)
Change in fair value of warrant liability	8	131	1	23

Net loss	(2,590)	(4,565)	(6,920)	(12,289)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)

Net Loss Attributable to Common Stockholders	$(2,590)	$(4,565)	$(6,925)	$(12,294)

Loss per share – basic and diluted	$(0.04)	$(0.14)	$(0.12)	$(0.38)

Weighted average number of shares outstanding – basic and diluted	62,940,091	33,716,359	56,706,141	32,179,119

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$875	$913
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $194 and $375, respectively	4,647	2,099
Receivable from related party	391	356
Inventory, net of reserve for obsolescence of $224 and $646, respectively	9,436	10,508
Prepaid expenses and other current assets	704	420
Total current assets	16,053	14,296

Property and equipment, net of accumulated depreciation of $316 and $482, respectively	984	1,053
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	613	576
Total assets	$17,717	$15,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,441	$5,539
Accrued expenses	835	646
Revolving line of credit	4,272	3,177
Current portion of note payable	470	-
Convertible note to a related party	5,128	-
Current portion of leases payable	114	49
Total current liabilities	16,260	9,411

Leases payable, less current portion	592	737
Convertible note to a related party	-	4,689
Note payable	300	-
Warrant liability	7	8
Total liabilities	17,159	14,845

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 100,000,000 and 100,000,000 shares authorized, respectively; 62,960,570 and 47,595,206 shares issued and outstanding, respectively	6	5
Common stock issuable, 350,000 shares at September 30, 2020	285	-
Additional paid in capital	83,646	77,596
Accumulated deficit	(83,473)	(76,548)
Total stockholders’ equity	558	1,147
Total liabilities and stockholders’ equity	$17,717	$15,992

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine months Ended September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net loss	$(6,920)	$(12,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	56	12
(Gain)/loss on sale of property & equipment	-	(30)
(Gain)/loss on termination of leases	(6)	2
Amortization of debt discount	290	225
Amortization of right of use assets	89	96
Fair value of vested options	722	1,077
Fair value of vested restricted shares granted to officers	285	520
Decrease in allowance for doubtful accounts	(181)	(400)
Decrease (increase) in inventory reserve	(422)	325
Change in fair value of warrant liability	(1)	(23)
Accrual of interest on convertible note to a related party	439	390
Lease liability	(18)	(10)
Changes in operating assets and liabilities:
Accounts receivable	(2,367)	(1,121)
Inventory	1,495	(2,520)
Prepaid expenses and other assets	(318)	(339)
Accounts payable	(100)	(196)
Accrued expenses	189	(347)
Net cash used in operating activities	(6,768)	(14,628)
Cash flows from investing activities:
Trademark costs	(37)	-
Proceeds from sale of property and equipment	-	30
Purchase of property and equipment	(121)	(273)
Net cash used in investing activities	(158)	(243)
Cash flows from financing activities:
Borrowings on line of credit	34,645	42,179
Repayments of line of credit	(33,710)	(42,175)
Capitalization of financing costs	(130)	(130)
Proceeds from note payable	770	-
Repayment of amounts due to/from officers	-	195
Principal repayments on capital lease obligation	(11)	(38)
Exercise of options	14	-
Exercise of warrants	-	365
Proceeds from sale of common stock	5,310	14,867
Net cash provided by financing activities	6,888	15,263

Net increase in cash	(38)	392
Cash at beginning of period	913	624
Cash at end of period	$875	$1,016

Supplemental disclosures of cash flow information:
Cash paid for interest	$231	$408

Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended September 30, 2020 and 2019 (unaudited; in thousands):

	Three Months Ended September 30,
	2020	2019
Net loss	$(2,590)	$(4,565)

Modified EBITDA adjustments:
Depreciation and amortization	59	38
Interest expense	322	318
Stock option and other noncash compensation	263	368
Change in fair value of warrant liability	(8)	(131)
Severance	-	643
Total EBITDA adjustments	$636	$1,236

Modified EBITDA	$(1,954)	$(3,329)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net loss to Modified EBITDA for the nine months ended September 30, 2020 and 2019 (unaudited; in thousands):

	Nine Months Ended September 30,
	2020	2019
Net loss	$(6,920)	$(12,289)

Modified EBITDA adjustments:
Depreciation and amortization	145	108
Interest expense	961	947
Stock option and other noncash compensation	1,007	1,597
Change in fair value of warrant liability	(1)	(23)
Severance	-	682
Total EBITDA adjustments	$2,112	$3,311

Modified EBITDA	$(4,808)	$(8,978)